Exhibit 99.3

FOR IMMEDIATE RELEASE

AMERICAN VANGUARD CEO EXCERCISES OPTIONS

Newport Beach, CA – December 5, 2012 – American Vanguard Corp. (NYSE:AVD) today announced that, as reported in his Form 4 (filed on December 4, 2012), on November 30, 2012, Chairman and Chief Executive Officer, Eric G. Wintemute exercised 450,000 options in the Company’s common stock which were set to expire at the end of calendar year 2012. In connection with that exercise, Mr. Wintemute is filing a Form 144 with the potential of selling up to 190,000 shares of common stock for tax and estate planning purposes arising from that option exercise.

About American Vanguard

American Vanguard Corporation is a diversified specialty and agricultural products company that develops and markets products for crop protection and management, turf and ornamentals management and public and animal health. American Vanguard is included on the Russell 2000® & Russell 3000® Indexes and the Standard & Poors Small Cap 600 Index. To learn more about American Vanguard, please reference the Company’s web site at www.american-vanguard.com.

The Company, from time to time, may discuss forward-looking information. All forward-looking statements are estimates by the Company’s management and are subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include weather conditions, changes in regulatory policy and other risks as detailed in the Company’s SEC reports and filings. Any forward-looking statements in this release represent the Company’s best judgment as of the date of this release.

CONTACT:
American Vanguard Corporation	The Equity Group Inc.
William A. Kuser, Director of Investor Relations	www.theequitygroup.com
(949) 260-1200	Lena Cati (212) 836-9611
williamk@amvac-chemical.com	Lcati@equityny.com